Exhibit 10.1

Execution Version

February 18, 2020

Ronald J. Bernstein

[REDACTED]

Re:	Non-Executive Chairman and Senior Advisor Agreement

Dear Ron:

On behalf of the Board of Managers (the “Board”), I want to thank you for your over 28 years of service to Liggett Vector Brands LLC (“LVB”) and its affiliates, including Liggett Group LLC (“Liggett Group”) and Vector Tobacco Inc. (“VT”). I know I speak for the rest of the Board when I say that you have demonstrated remarkable leadership and immeasurable commitment to LVB, VT and Liggett Group (together, “Liggett”).

Although the Board accepts your decision to retire from active employment as the President and Chief Executive Officer of Liggett Group and LVB, effective as of March 31, 2020 (your “Retirement Date”), we have asked you to continue to provide services to Liggett following your retirement as the Non-Executive Chairman of the Board of Managers of LVB (the “Non-Executive Chairman”) and a Senior Advisor to Liggett. In addition, your retirement will not affect your status as a member of the Board of Directors of Vector Group Ltd. (the “Vector Board”) and you will continue to serve on the Vector Board following the Retirement Date. The purpose of this Letter Agreement (the “Letter Agreement”) is to confirm the agreements that we have reached. We appreciate your willingness to provide continued support and expertise to Liggett and the Vector Board.

1.	Employment Through Retirement Date

During your employment in the period from the date hereof through your Retirement Date, you will continue in your current role as President and Chief Executive Officer of Liggett and will continue to receive compensation and employee benefits as in effect as of the date hereof and subject to the terms and conditions of the applicable compensation and benefits plans of Liggett and its affiliates.

Upon your retirement, any accrued benefits (including, but not limited to, bonus, tax-qualified and non-qualified pension and retirement benefits, deferred compensation and accrued but unpaid vacation) will be paid to you, in each case, in accordance with the terms and conditions of the applicable plan document and any applicable prior payment election made by you.    In addition, upon your retirement, you will be treated as a non-employee director with respect to your ongoing Vector Board service and will receive compensation and benefits for your Vector Board service following the Retirement Date in accordance with the non-employee director compensation plans and policies of Vector Group Ltd. (“Vector”).

2.	Services; Term; Renewal

Following your Retirement Date, you agree to serve as the Non-Executive Chairman and Senior Advisor on the terms and conditions of this Letter Agreement. In such roles, you agree to perform the following services (the “Services”), reporting to the senior management of Vector: (i) provide advice and counsel regarding all aspects of the Liggett business to the senior management of Liggett, (ii) assist with special projects as requested by the senior management of Vector, (iii) continue to assist Vector with investor and shareholder engagement as well as community, customer and business relations as requested by the senior management of Vector, (iv) perform such additional duties as are customarily performed by a non-executive chairman and member of a board of managers and (v) perform such other services as the parties may mutually agree upon from time to time during the Term.

The term of your arrangement will be from April 1, 2020 until March 31, 2021, unless earlier terminated as provided in paragraph 4 of this Letter Agreement or extended pursuant to the next sentence of this paragraph (the “Term”). Commencing on April 1, 2021 and on each anniversary thereafter, the Term will be automatically extended for twelve (12) months, unless either you give LVB not less than four (4) months’ prior written notice of your intention not to extend the Term or LVB gives you not less than 30 days’ prior written notice of its intention to not extend the Term. Notwithstanding anything to the contrary contained herein, this Letter Agreement cannot be terminated by LVB prior to March 31, 2021 without Cause (as defined below).

Your duties as the Non-Executive Chairman and Senior Advisor will not require you to perform more than 30 hours per month of services for each month of the Term. LVB and you confirm that it is currently expected that your duties as the Non-Executive Chairman and Senior Advisor will not exceed twenty percent (20%) of the average level of services performed by you during your last three years of employment with LVB, consistent with the parties’ intent that your Retirement Date constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Fees; Other Benefits and Expenses

As compensation for your performance of the Services and the other terms and conditions of this Letter Agreement, during the Term, you will receive a monthly fee (the “Monthly Fee”) in the amount of $60,000 per month. The Monthly Fee will be payable monthly in arrears. Subject to paragraph 4 below, the portion of the Monthly Fee paid for each month in which this Letter Agreement commences or terminates shall be prorated based on the number of days during such month that the Letter Agreement was in effect.

During the Term, LVB will also provide you with (A) access to an office with furnishings comparable to those in effect prior to your Retirement Date located in Morrisville, North Carolina, (B) administrative support provided by your current assistant (or such replacement as you may select upon your current assistant’s retirement or separation from LVB) on the same basis as provided to you prior to your Retirement Date, which assistant will remain an employee of LVB and receive compensation and benefits consistent with past practice, and (C) payment or reimbursement of actual out-of-pocket expenses reasonably incurred by you in connection with the Services, subject to LVB’s reimbursement policy as in effect from time to time.

4.	Termination

You may terminate the Term for any reason before its scheduled expiration by providing four (4) months’ prior written notice to LVB. LVB may terminate the Term for any reason before its scheduled expiration by providing thirty (30) days’ written notice to you, or immediately in the case of a termination by Vector for Cause pursuant to clause (ii) of the Cause definition. In the event the Term is terminated due to your death, Disability, by you for any reason other than due to material breach by LVB of the terms of this Letter Agreement or LVB terminates the Term for Cause, no Monthly Fee or other benefits described in paragraph 3 above will be paid or provided for any period following the date of termination. In the event you terminate the Term due to material breach by LVB of the terms of this Letter Agreement or LVB terminates the Term other than for Cause, LVB will pay the Monthly Fees and provide the other benefits described in paragraph 3 through the end of the then current Term. In the event of any early termination of the Term pursuant to this paragraph 4, your obligations under paragraph 5 below will continue.

For purposes of this paragraph 4, “Cause” means: (i) a material breach by you of your duties and obligations under this Letter Agreement that is not remedied to the satisfaction of the Board within thirty (30) days after your receipt of written notice of such breach from the Board; (ii) your conviction or indictment, or plea of guilty or nolo contendere, for a felony; (iii) an act or acts of personal dishonesty by you intended to result in your personal enrichment at the expense of LVB or any of its affiliates; (iv) your material violation of any written policy of LVB or its affiliates, including the Code of Business Conduct and Ethics of Vector; or (v) any grossly negligent act of omission or any willful and deliberate misconduct by you that results, or is likely to result, in material economic or other harm to LVB or any of its affiliates, provided however, that any act or omission by you will not fall within the scope of this clause (v) if it was done or omitted to be done by you in good faith and with a reasonable belief that such action or omission was in LVB’s best interests. “Disability” means: as a result of your incapacity due to physical or mental illness, you have been substantially unable to perform the Services hereunder for a continued period of 180 days.

5.	Restrictive Covenants

You agree to be bound by the restrictive covenants set forth in Annex 1.

6.	Indemnification

Following your Retirement Date, LVB and its affiliates will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with D&O insurance coverage, in each case, with respect to your services as an executive officer and director of Vector and its subsidiaries prior to your Retirement Date and thereafter the Services as the Non-Executive Chairman and Senior Advisor to Liggett and services as a director of Vector and, in each case, to the same extent that such indemnification and D&O insurance coverage is provided to executive officers and directors of Vector and its subsidiaries.

7.	Independent Contractor; Taxes

You agree that you are performing the Services as an independent contractor and not as an employee of LVB and that, following your Retirement Date, you will not be eligible to continue to participate as an employee in any employee benefit programs of LVB or its affiliates. Nothing in this Letter Agreement will be deemed to constitute a partnership or joint venture between LVB and you nor will anything in this Letter Agreement be deemed to constitute LVB or you as the agent of the other. During the Term, neither you nor LVB will be or become liable to or bound by any representation, act or omission whatsoever of the other.

You acknowledge that, as an independent contractor, you will be responsible for the payment of all applicable taxes levied or based upon the Monthly Fee and for all non-reimbursable expenses attributable to the rendering of Services, including without limitation, the payment of all federal, state and local income taxes, self-employment FICA (social security) taxes, and unemployment and workers compensation payments.

8.	Miscellaneous

You agree that any and all contracts, correspondence, books, accounts and other sources of information relating to LVB’s and its affiliates’ businesses will be available for inspection at your office by LVB’s authorized representative during ordinary business hours upon reasonable notice to you. Neither party will assign, transfer or subcontract this Letter Agreement or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, LVB may assign this Letter Agreement to a purchaser of all, or substantially all, of LVB’s assets.

This Letter Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any dispute regarding this Letter Agreement will be resolved by a court of competent jurisdiction in the State of New York.

If any provision of this Letter Agreement, including Annex 1, is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Letter Agreement will not be affected.

It is the intent of the parties that any amounts payable under this Letter Agreement be exempt from or otherwise comply with the provisions of Section 409A of the Code (“Section 409A”), and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A and, to the maximum extent permitted, this Letter Agreement will be interpreted so as to comply with Section 409A. With respect to any provision of this Letter Agreement that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Letter Agreement that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof. This Letter Agreement will be binding upon you and your heirs, administrators, representatives and executors and LVB and its successors and assigns and may be modified only in a writing signed by you and LVB.

Any notices given under this Letter Agreement (1) by LVB to you will be in writing and will be given by hand delivery or by email with a copy by FedEx, addressed to you at your address listed above or (2) by you to LVB will be in writing and will be given by email with a copy by FedEx, addressed to the General Counsel of Vector at Vector’s corporate headquarters.

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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

VECTOR GROUP LTD.

By:	/s/ Marc N. Bell
Marc N. Bell
Senior Vice President and General Counsel

AGREED AND ACKNOWLEDGED:

/s/ Ronald J. Bernstein
Ronald J. Bernstein

AGREED AND ACKNOWLEDGED:
LIGGETT VECTOR BRANDS LLC

By:	/s/ Nicholas P. Anson
Nicholas P. Anson
Executive Vice President, Finance & Administration, CFO and Treasurer

Annex 1

to

Non-Executive Chairman and Senior Advisor Agreement

RESTRICTIVE COVENANTS

You agree to comply with the following covenants.

1.	CONFIDENTIALITY.

You covenant and agree with LVB that you will not, directly or indirectly, at any time, except in the good faith performance of your obligations to LVB hereunder or with the prior express written consent of the Board, disclose any Confidential Information that you have learned or may learn by reason of your service to, or association with, LVB, or use any such information for your own personal benefit or gain. The term “Confidential Information” includes, without limitation, information with respect to the operations, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, pricing information, financial information (including, without limitation, the revenues, costs or profits) associated with any activities or products of LVB and/or its affiliates, business plans, prospects, opportunities or other information of or relating to LVB and/or its affiliates. Confidential Information will not include information which (i) is or becomes generally available to the public other than as a result of disclosure by you in violation of this section or (ii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

Notwithstanding anything to the contrary in this Letter Agreement or otherwise, nothing will limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.

You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

2.	NON-SOLICITATION.

You covenant and agree with LVB that you will not, directly or indirectly, for the period commencing on the Retirement Date and ending twenty-four (24) months following the last payment received under this Letter Agreement (a) take any action to solicit or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from LVB or any affiliate and/or (b) induce any person in the employment of LVB or any affiliate or any consultant to LVB or any affiliate to (i) terminate such employment or consulting arrangement, (ii) accept employment, or enter into any consulting arrangement, with anyone other than LVB or any affiliate, and/or (iii) interfere with (x) the business relations between LVB or any affiliate and each of their respective customers or suppliers in any manner or (y) the business of LVB or any affiliate in any manner.

3.	NON-DISPARAGEMENT.

Subject to the requirements of any applicable securities or other laws, you covenant and agree with LVB that, during and after the Term, you will not at any time make any statement or representation, written or oral, which you know or should know will, or which you know or should know is reasonably likely to, impair, bring into disrepute, or adversely affect in any way the reputation, good will, business, or public relations of LVB, or any affiliate, and/or any person or entity which you know or should know is one of the following: (i) an employee or a member of the boards of managers or directors, as applicable, of LVB, or any affiliate, (ii) a person or entity who has or has had a legal or beneficial ownership interest in LVB, or any affiliate (an “Owner”), and/or (iii) an owner, employee, director, partner, representative of, and/or adviser to, any such Owner.

4.	NON-COMPETITION.

You covenant and agree with LVB that for the period commencing on the Retirement Date and ending twenty-four (24) months following the last payment received under this Agreement, you will not as an employee, consultant or in any other capacity, provide services, in the geographic areas in which LVB or any of its affiliates does business, that are the same as or similar to the services you provided to LVB or its affiliates, to any business that then engages in the development or manufacture of tobacco products, including but not limited to, cigarettes, roll-your-own tobacco, cigars, smokeless tobacco, hookah tobacco, pipe tobacco, vaporizers and other electronic nicotine delivery products, dissolvable nicotine products, as well as reduced risk or cessation products or is in the same, similar or otherwise competitive business as LVB or any affiliate. You acknowledge and agree that LVB’s market for research, development and sale of cigarette products is located throughout the United States and that the foregoing restrictions are reasonable and necessary to protect LVB’s legitimate business interests. The foregoing covenant will not prohibit you from owning securities traded on any national or international exchange provided that you own such securities for investment purposes only and that such securities represent less than one percent (1%) of the total outstanding shares of such securities.

5.	EQUITABLE RELIEF.

You understand and agree that the rights and obligations set forth in this Annex 1 will extend beyond the Term and the termination of the Services. Without intending to limit the remedies available to LVB, you acknowledge that a breach of the covenants contained in this Annex 1 may result in material irreparable injury to LVB and its affiliates or subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, LVB will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Annex 1 or such other relief as may be required to specifically enforce any of the covenants in this Annex 1. You will also be required to pay all legal fees and costs incurred by LVB in connection with enforcing its rights under this Annex 1.